Exhibit 99.1

Playboy to Become a Public Company

Playboy and Mountain Crest Acquisition Corp Enter Business Combination Agreement

Playboy Projecting Strong 2020 Year-Over-Year Financial Performance of 68% Adjusted Revenue and 106% Adjusted EBITDA Growth

Institutional Investors Commit to Invest $50M at Closing

Management’s Prepared Remarks Scheduled for Today at 8:30 am ET

LOS ANGELES and NEW YORK – October 1, 2020 – Playboy Enterprises, Inc. (the “Company” or “Playboy”), and Mountain Crest Acquisition Corp. (Nasdaq: MCAC) (“Mountain Crest”), a publicly-traded special purpose acquisition corporation, today announced the signing of a definitive merger agreement to return Playboy to the public markets. In addition, they announced the signing of definitive purchase agreements with institutional and accredited investors for the purchase of $50 million of common stock at $10 per share.

Upon closing of the transaction, Mountain Crest will be renamed and is expected to remain listed on the Nasdaq Stock Market under ticker PLBY, and will be led by Ben Kohn, Playboy’s Chief Executive Officer.

Playboy is one of the largest and most recognizable lifestyle brands in the world, with more than $3B in global consumer spend against the brand across 180 countries. Building upon almost seven decades of groundbreaking media, entertainment, hospitality and social advocacy, Playboy today reaches millions of consumers around the world with products and services across four major categories:

•	Sexual Wellness, including intimacy products and lingerie;
•	Style & Apparel, including a variety of apparel and accessories products for men and women globally;
•	Gaming & Lifestyle, such as digital gaming, hospitality and spirits;
•	Beauty & Grooming, including fragrance, skincare, grooming and cosmetics for men and women.

Playboy’s return to the public markets presents a transformed, streamlined and high-growth business. The Company has over $400 million in cash flows contracted through 2029, sexual wellness products available for sale online and in over 10,000 major retail stores in the US, and a growing variety of clothing and branded lifestyle and digital gaming products.

“Today is a very big day for all of us at Playboy and for all our partners globally. I stepped into the CEO role at Playboy in 2017 because I saw the biggest opportunity of my career. Playboy is a brand and platform that could not be replicated today. It has massive global reach, with more than $3B of global consumer spend and products sold in over 180 countries. Our mission – to create a culture where all people can pursue pleasure – is rooted in our 67-year history and creates a clear focus for our business and role we play in people’s lives, providing them with the products, services and experiences that create a lifestyle of pleasure. We are taking this step into the public markets because the committed capital will enable us to accelerate our product development and go-to-market strategies and to more rapidly build our direct to consumer capabilities,” said Ben Kohn, CEO of Playboy.

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“Playboy today is a highly profitable commerce business with a total addressable market projected in the trillions of dollars,” Mr. Kohn continued, “We are actively selling into the Sexual Wellness consumer category, projected to be approximately $400 billion in size by 2024, where our recently launched intimacy products have rolled out to more than 10,000 stores at major US retailers in the United States. Combined with our owned & operated ecommerce Sexual Wellness initiatives, the category will contribute more than 40% of our revenue this year. In our Apparel and Beauty categories, our collaborations with high-end fashion brands including Missguided and PacSun are projected to achieve over $50M in retail sales across the US and UK this year, our leading men’s apparel lines in China expanded to nearly 2500 brick and mortar stores and almost 1000 digital stores, and our new men’s and women’s fragrance line recently launched in Europe. In Gaming, our casino-style digital gaming products with Scientific Games and Microgaming continue to see significant global growth. Our product strategy is informed by years of consumer data as we actively expand from a purely licensing model into owning and operating key high-growth product lines focused on driving profitability and consumer lifetime value. We are thrilled about the future of Playboy. Our foundation has been set to drive further growth and margin, and with the committed capital from this transaction and our more than $180M in NOLs, we will take advantage of the opportunity in front of us, building to our goal of $100M of adjusted EBITDA in 2025.”

Dr. Suying Liu, Chairman and Chief Executive Officer of Mountain Crest Acquisition Corp., commented, “Playboy is a unique and compelling investment opportunity, with one of the world’s largest and most recognized brands, its proven consumer affinity and spend, and its enormous future growth potential in its four product segments and new and existing geographic regions. I am thrilled to be partnering with Ben and his exceptional team to bring his vision to fruition.”

Mr. Kohn added, “Mountain Crest is a truly unique SPAC in that it has no warrants outstanding, and only a tenth of a right per share, which creates a less complicated and less dilutive entity for our shareholders. The SPAC process is an innovative and efficient route to go public that provides us with the growth capital to continue to accelerate our commercial expansion.”

As part of the deal Playboy will retain its highly experienced management team, led by CEO Ben Kohn, who joined Playboy in 2017, to lead the Company’s strategic transformation, and who brings more than 25 years of experience in private equity, generating superior returns as a partner at private equity firm Rizvi Traverse. Kohn and his team have a demonstrated track record of acquiring, building and growing businesses across the consumer, digital, lifestyle, gaming and entertainment industries.

Transaction Overview

As part of the transaction Playboy shareholders will be entitled to receive approximately 23.9 million shares valued at $10.00 per share in Mountain Crest, subject to closing adjustments, and Mountain Crest will assume net debt outstanding of approximately $142 million, for a total purchase price of approximately $381 million. In addition, in order to limit dilution, Playboy has agreed to purchase 700,000 Mountain Crest founder shares at $6.35 per share, which will further adjust the shares issuable to Playboy shareholders. Existing Playboy shareholders have agreed to a one year lock up subject to a partial release if after six months the stock trades at $14.00 for 20 out of 30 consecutive trading days.

As part of the transaction, Mountain Crest has signed definitive purchase agreements for the sale of $50 million of its common stock to institutional and accredited investors. This along with funds held in Mountain Crest’s trust account at closing, currently $58.5 million, will be used to fund Playboy’s growth plans.

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The Boards of Directors of each of Mountain Crest and Playboy have unanimously approved the transaction. The transaction will require the approval of the stockholders of both Mountain Crest and Playboy, and is subject to other customary closing conditions, including the receipt of certain regulatory approvals. The transaction is expected to close early in the first quarter of 2021.

Additional information about the proposed transaction, including a copy of the merger agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by Mountain Crest Acquisition Corp. with the Securities and Exchange Commission and will be available at www.sec.gov.

Advisors

Roth Capital Partners and Craig-Hallum Capital Group LLC are acting as joint placement agents, and M&A advisors to Playboy and Mountain Crest. Jones Day is serving as legal counsel for Playboy. Loeb & Loeb LLP is serving as legal advisor to Mountain Crest Acquisition Corp.

Management’s Prepared Remarks

Mountain Crest and Playboy will host a joint investor conference call to discuss the proposed transaction on Thursday, October 1, 2020 at 8:30 am Eastern time.

Interested parties may listen to the prepared remarks call via telephone by dialing 1-877-425-9470, or for international callers, 1-201-389-0878. For those who are unable to listen to the live call, a replay will be available on the Mountain Crest website after the call at https://www.mcacquisition.com/.

The live conference call webcast, a related investor presentation with more detailed information regarding the proposed transaction and a transcript of the investor call will also be available at https://www.mcacquisition.com/. The investor presentation will also be furnished today to the SEC, which can be viewed at the SEC’s website at www.sec.gov.

About Playboy

Playboy is one of the largest and most recognizable global lifestyle platforms in the world, with a strong consumer business focused on four categories comprising The Pleasure Lifestyle: Sexual Wellness, Style & Apparel, Gaming & Lifestyle and Beauty & Grooming. Under its mission of Pleasure for All, the 67-year-old Playboy brand drives more than $3 billion in global consumer spend and sells products across 180 countries. Playboy is one of the most iconic brands in history.

About Mountain Crest Acquisition Corporation

Mountain Crest Acquisition Corp is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Mountain Crest Acquisition Corp's efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although the Company intends to focus on operating businesses in North America. Visit https://www.mcacquisition.com.

Important Information About the Proposed Business Combination and Where to Find It

In connection with the proposed business combination, Mountain Crest intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A, including a preliminary proxy statement and a definitive proxy statement. Mountain Crest’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement and the amendments thereto and the definitive proxy statement and documents incorporated by reference therein filed in connection with the proposed business combination, as these materials will contain important information about Playboy, Mountain Crest, and the proposed business combination. Promptly after filing its definitive proxy statement relating to the proposed business combination with the SEC, Mountain Crest will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting on the business combination and the other proposals. Stockholders will also be able to obtain copies of the preliminary proxy statement, the definitive proxy statement, and other relevant materials filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s website at www.sec.gov, or by visiting the investor relations section of https://www.mcacquisition.com/.

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Participants in the Solicitation

Mountain Crest and its directors and executive officers may be deemed participants in the solicitation of proxies from Mountain Crest’s stockholders with respect to the business combination. A list of the names of those directors and executive officers and a description of their interests in Mountain Crest will be included in the proxy statement for the proposed business combination and be available at www.sec.gov. Additional information regarding the interests of such participants will be contained in the proxy statement for the proposed business combination when available. Information about Mountain Crest’s directors and executive officers and their ownership of Mountain Crest common stock is set forth in Mountain Crest’s prospectus, dated June 4, 2020, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such filing. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement pertaining to the proposed business combination when it becomes available. These documents can be obtained free of charge from the sources indicated above.

Playboy and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of Mountain Crest in connection with the proposed business combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed business combination will be included in the proxy statement for the proposed business combination.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Mountain Crest’s and Playboy’s actual results may differ from their expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Mountain Crest’s and Playboy’s expectations with respect to future performance and anticipated financial impacts of the proposed business combination, the satisfaction of the closing conditions to the proposed business combination, and the timing of the completion of the proposed business combination.

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These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Most of these factors are outside Mountain Crest’s and Playboy’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change, or other circumstances that could give rise to the termination of the definitive merger agreement (the “Agreement”); (2) the outcome of any legal proceedings that may be instituted against Mountain Crest and Playboy following the announcement of the Agreement and the transactions contemplated therein; (3) the inability to complete the proposed business combination, including due to failure to obtain approval of the stockholders of Mountain Crest and Playboy, certain regulatory approvals, or satisfy other conditions to closing in the Agreement; (4) the occurrence of any event, change, or other circumstance that could give rise to the termination of the Agreement or could otherwise cause the transaction to fail to close; (5) the impact of COVID-19 pandemic on Playboy’s business and/or the ability of the parties to complete the proposed business combination; (6) the inability to obtain or maintain the listing of Mountain Crest’s shares of common stock on Nasdaq following the proposed business combination; (7) the risk that the proposed business combination disrupts current plans and operations as a result of the announcement and consummation of the proposed business combination; (8) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of Playboy to grow and manage growth profitably, and retain its key employees; (9) costs related to the proposed business combination; (10) changes in applicable laws or regulations; (11) the possibility that Mountain Crest or Playboy may be adversely affected by other economic, business, and/or competitive factors; (12) risks relating to the uncertainty of the projected financial information with respect to Playboy; (13) risks related to the organic and inorganic growth of Playboy’s business and the timing of expected business milestones; (14) the amount of redemption requests made by Mountain Crest’s stockholders; and (15) other risks and uncertainties indicated from time to time in the final prospectus of Mountain Crest for its initial public offering and the proxy statement relating to the proposed business combination, including those under “Risk Factors” therein, and in Mountain Crest’s other filings with the SEC. Mountain Crest cautions that the foregoing list of factors is not exclusive. Mountain Crest and Playboy caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Mountain Crest and Playboy do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions, or circumstances on which any such statement is based.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed business combination. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Contacts:

Investors

PlayboyIR@icrinc.com

Media

PlayboyPR@icrinc.com

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